Exhibit B

Authority to Apply for SEC Exemptive Relief

Goldman Sachs Trust (“GST”) and Goldman Sachs Variable Insurance Trust (“GSVIT”)

RESOLVED, that filing of an application with the U.S. Securities and Exchange Commission pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), for an order or orders of exemption from the provisions of Rule 12d1-2(a) under the Investment Company Act to permit any existing or future series of the Goldman Sachs Trust and the Goldman Sachs Variable Insurance Trust (each a “Trust”) that invests in registered open-end management investment companies in the same group of investment companies in reliance on Section 12(d)(1)(G) of the Investment Company Act and other investment companies and securities in reliance on Rule 12d1-2 thereunder, also to invest, to the extent consistent with its investment objectives, policies, strategies and limitations, in financial instruments which may not be “securities” within the meaning of Section 2(a)(36) of the Investment Company Act, is hereby approved, authorized and directed; and it be further

RESOLVED, that the appropriate officers of each Trust, be, and each of them hereby is, authorized, empowered and directed to all steps necessary to prepare, execute and file such documents, including any amendments thereof, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment to the Application for the order.

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